Exhibit 10(j)(ii)

APPENDIX B

TO THE NORTHROP GRUMMAN SUPPLEMENTAL PLAN 2

ERISA Supplemental Program 2

(Amended and Restated Effective as of October 1, 2004)

Appendix B to the Northrop Grumman Supplemental Plan 2 (the “Appendix”) is hereby amended and restated effective as of October 1, 2004. This restatement is intended solely to clarify that the Appendix is part of the Northorp Grumman Supplemental Plan 2 and to incorporate into the Appendix previously adopted amendments to the Appendix and is not intended to make substantive changes to the Appendix.

The Appendix was last restated effective July 1, 2003. Subsequently, the Appendix was amended in May 2004 to address the transfer of certain liabilities to the Northrop Grumman Supplemental Plan 2 from (a) the Northrop Grumman Integrated Systems & Aerostructures (ISA) Sector ERISA Excess Plan, and (b) the Northrop Grumman Excess Plan for the Grumman Pension Plan.

B.01	Purpose. The purpose of the Program is:

(a)	to restore benefits lost under the Pension Plans as a result of the compensation limit in Code section 401(a)(17), or any successor provision; and

(b)	to include compensation deferred under a Deferred Compensation Plan and deferrals required in connection with participation under the Northrop Grumman Electronic Systems Executive Pension Plan.

B.02	Eligibility. An employee of the Company, other than Charles H. Noski, is eligible to receive a benefit under this Program if he or she:

(a)	retires on or after January 1, 1989;

(b)	has vested in Pension Plan benefits that are reduced because of one or both of the following:

(1)	the Code section 401(a)(17) limit on compensation; or

(2)	participation in a Deferred Compensation Plan.

B.03	Amount of Benefit.

(a)	The benefit payable under this Program with respect to a Participant who commences benefits during his or her lifetime will equal the amounts described in (1) and (2) below.

(1)	Cash Balance Piece. Effective for periods after June 30, 2003, a Participant whose retirement benefit is determined under the terms of a Cash Balance Plan is credited under this Program with Benefit Credits (as defined under the Participant’s Cash Balance Plan) he or she would have received:

(A)	but for the restrictions of Code sections 401(a)(17) or 415, as those limits are described by the applicable Cash Balance Plan; and

(B)	but for the fact the Participant made deferrals to a Deferred Compensation Plan.

For purposes of (B), the Benefit Credits earned are credited in accordance with the terms of the Cash Balance Plan applicable to Eligible Pay in excess of the Social Security Wage Base and any compensation deferred is only treated as compensation for benefit calculation purposes under this Program in the year(s) payment would otherwise have been made and not in the year(s) of actual payment.

(2)	Historical and Transition Piece. Effective for periods prior to July 1, 2003 the Participant is credited with the retirement benefit, if any, that would have been payable under the terms of the Pension Plan:

(A)	but for the restrictions of Code sections 401(a)(17) or 415, as those limits are described by the applicable Pension Plan; and

(B)	but for the fact that the Participant deferred compensation under either a Deferred Compensation Plan or in connection with the Northrop Grumman Electronic Systems Executive Pension Plan.

For purposes of (B), any compensation deferred is only treated as compensation for benefit calculation purposes under this Program in the year(s) payment would otherwise have been made and not in the year(s) of actual payment.

(b)	The benefit payable under this Program will be reduced by the combined amounts of Pension Plan Benefits and the Northrop Grumman ERISA Supplemental Plan benefits attributable to the applicable Pension Plan.

(c)	Effective January 1, 2004, notwithstanding any other provision of the Program, in accordance with Section G.05, a Participant’s total accrued benefits under all plans, programs, and arrangements in which he or she participates, including the benefit accrued under Section B.03, may not exceed 60% of his or her Final Average Salary (as defined in Section G.02(c)), reduced for early retirement using the factors in Section G.09. If this limit is exceeded, the Participant’s accrued benefit under Appendix F or G, whichever is applicable, will be reduced first, and the Participant’s accrued benefit under this Program will then be reduced to the extent necessary to satisfy the limit.

(d)	Minimum Normal Retirement Benefits for Designated Participants.

(1)	“Minimum Normal Retirement Benefits for Designated Participants” are benefits provided only in the Pension Plan appendices (i.e., benefits in excess of the benefits provided by other portions of the Pension Plans).

(A)	These extra benefits are meant to partially restore benefits lost because of Code section 401(a)(17).

(B)	Therefore, they are not included in the “retirement benefit” in (a), but they are included for purposes of the offset in (b).

(2)	Example. An employee is initially entitled to an $85,000 annual benefit under the Pension Plans. The employee would be entitled, but for section 401(a)(17), to a $100,000 annual benefit under the Pension Plans, so that $15,000 is payable under this Program. The Company then adds the minimum normal retirement benefit appendices under the Pension Plans, which are intended to pay all or a portion of the benefits previously payable by this Program under the Pension Plans instead. Assume this results in the employee being entitled to an additional $10,000 annual benefit under the appendices to the Pension Plans, so that the Pension Plans now pay a total of $95,000. This Program restores to the employee only the difference between $100,000 and $95,000, or a $5,000 annual benefit.

(e)	Benefits under this Program will only be paid to supplement benefit payments actually made from a Pension Plan. If benefits are not payable under a Pension Plan because the Participant has failed to vest or for any other reason, no payments will be made under this Program with respect to such Pension Plan.

B.04	Preretirement Surviving Spouse Benefit.

(a)	Preretirement surviving spouse benefits will be payable under this Program on behalf of a Participant if such Participant’s surviving spouse is eligible for benefits payable from a Pension Plan.

(b)	The benefit payable will be:

(1)	for periods after June 30, 2003, the amount which would have been payable under the Cash Balance Plan:

(A)	but for the restrictions of Code sections 401(a)(17) and 415 (or any successor sections), as those limits are described by the applicable Cash Balance Plan; and

(B)	but for the fact that the Participant deferred compensation under a Deferred Compensation Plan (with Benefit Credits determined by reference to amounts exceeding the Social Security Wage Base); and

(2)	for periods prior to July 1, 2003, the amount which would have been payable under the Pension Plan:

(A)	but for the restrictions of Code sections 401(a)(17) and 415 (or any successor sections), as those limits are described by the applicable Pension Plan; and

(B)	but for the fact that the Participant deferred compensation under either a Deferred Compensation Plan or in connection with the Northrop Grumman Electronic Systems Executive Pension Plan.

(c)	For purposes of paragraph (b)(2) above, any compensation deferred will only be treated as compensation for benefit calculation purposes under this Program in the year(s) payment would otherwise have been made and not in the year(s) of actual payment.

(d)	The benefit payable under this Program will be reduced by the combined amounts of the Pension Plan Benefits and the Northrop Grumman Corporation ERISA Supplemental Plan benefits attributable to the applicable Pension Plan.

(e)	No benefit will be payable under this Program with respect to a spouse after the death of that spouse.

B.05	Plan Termination. No further benefits may be earned under this Program with respect to a particular Pension Plan after the termination of such Pension Plan.

B.06	Pension Plan Benefits. For purposes of this Appendix, the term “Pension Plan Benefits” generally means the benefits actually payable to a Participant, spouse, beneficiary or contingent annuitant under a Pension Plan. However, this Program is only intended to remedy pension reductions caused by the operation of section 401(a)(17) and not reductions caused for any other reason. In those instances where pension benefits are reduced for some other reason, the term “Pension Plan Benefits” shall be deemed to mean the benefits that actually would have been payable but for such other reason.

Examples of such other reasons include, but are not limited to, the following:

(a)	A reduction in pension benefits as a result of a distress termination (as described in ERISA § 4041(c) or any comparable successor provision of law) of a Pension Plan. In such a case, the Pension Plan Benefits will be deemed to refer to the payments that would have been made from the Pension Plan had it terminated on a fully funded basis as a standard termination (as described in ERISA § 4041(b) or any comparable successor provision of law).

(b)	A reduction of accrued benefits as permitted under Code section 412(c)(8), as amended, or any comparable successor provision of law.

(c)	A reduction of pension benefits as a result of payment of all or a portion of a Participant’s benefits to a third party on behalf of or with respect to a Participant.

B.07	ISA Excess Plan Participants.

(a)	Background. Effective as of the ISA Eligibility Date, all liabilities for benefits accrued after that date under the Northrop Grumman Integrated Systems & Aerostructures (ISA) Sector ERISA Excess Plan (the “ISA Plan”) are transferred to this Plan. This Section describes the treatment of those liabilities (“Transferred Liabilities”) and the Participants to whom those liabilities relate (“Transferred Participants”).

The “ISA Eligibility Date” is July 1, 2000.

(b)	Transferred Participants. This Section B.07 applies only to employees who: (1) were active participants in the ISA Plan as of the day before the ISA Eligibility Date; and (2) accrued a benefit under the terms of the ISA Plan on or after the ISA Eligibility Date.

(c)	Treatment of Transferred Liabilities. The Transferred Liabilities consist of any post-ISA Eligibility Date accruals under Article III of the ISA Plan. Those liabilities are treated as if they were accrued under Section B.03 of this Plan. Other provisions of this Plan govern as provided below.

(d)	Distributions. Distributions of benefits attributable to the Transferred Liabilities are generally made under Articles II and III of this Plan.

(e)	Other Provisions. The Transferred Liabilities and the Transferred Participants are fully subject to Articles I-III and Appendix B of this Plan. The amount of the Transferred Liabilities is, however, determined under Article III of the ISA Plan.

B.08	Grumman Excess Plan Spinoff.

(a)	Background. Effective as of the Grumman Spinoff Date, all liabilities for benefits accrued by Transferred Participants under the Northrop Grumman Excess Plan for the Grumman Pension Plan (the “Grumman Plan”) were transferred to this Plan.

This Section describes the treatment of those liabilities (“Transferred Liabilities”) under this Plan.

The “Grumman Spinoff Date” is July 1, 2003.

(b)	Treatment of Transferred Liabilities. The Transferred Liabilities will generally be treated under the Plan like any other benefits under B.03.

(c)	Transferred Participants. The “Transferred Participants” are active employees who were eligible to participate in the Grumman Plan as of June 30, 2003. Grumman Plan benefits of individuals who terminated employment before July 1, 2003 remain subject to the Grumman Plan, and this Plan assumes no liabilities for those benefits.

(d)	Distributions. Distributions of amounts corresponding to the Transferred Liabilities will generally be made under Articles II and III.

(e)	Other Provisions. The Transferred Liabilities and the Transferred Participants are fully subject to Articles I-III and Appendix B.

* * *

IN WITNESS WHEREOF, this Amendment and Restatement is hereby executed by a duly authorized officer on this 22 day of February, 2005.

NORTHROP GRUMMAN CORPORATION

By:	/s/ J. Michael Hateley
J. Michael Hateley
Corporate Vice President and Chief Human Resources and Administrative Officer